January 20, 2010

Securities and Exchange Commission
Washington, DC 20549

Re: Reeves Telecom Limited Partnership

Gentlemen:

We have read Item 4 "Changes in Registrant's Certifying Accountants" contained in Reeves Telecom Limited Partnership’s Form 8-K/A Amendment No. 1 for an event dated January 1, 2010 and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ Frost, PLLC
Frost, PLLC
Little Rock, AR